Exhibit 99.1

January 30, 2006


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM


Peoples Community Bancorp, Inc. Reports Net Earnings For The Three Month Period Ended December 31, 2005



West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended December 31, 2005 of $87,000, or $.02 diluted earnings per share compared to $935,000, or $.24 diluted earnings per share, for the three months ended December 31, 2004. The earnings for the quarter ended December 31, 2005 were negatively impacted by $1.4 million in total pre-tax securities losses related to initiatives undertaken to better position the Bank for the current and expected interest rate environments. The decrease in diluted earnings per share was also due to the increase in average shares outstanding, as a result of a private stock offering completed in August, 2005.

Net interest income during the 2005 period increased by $1.0 million, or 19.5%, as compared to the same period in 2004, primarily due to an increase in both the average balance of interest-earning assets and the weighted average yield on these assets. Other income decreased $1.7 million, primarily due to the $1.4 million in securities losses, along with the absence of the $724,000 gain on sale of securities recorded in the quarter ended December 31, 2004, which was partially offset by an increase of $433,000 in other income for the quarter ended December 31, 2005. The increase in other income was primarily due to an increase in fees generated from the growth in deposit accounts. Total general, administrative and other expense increased $648,000, or 16.7%, primarily due to costs associated with the continued expansion of the Bank's infrastructure, and increased operating expenses associated with the acquisitions of American State Corporation in June 2005 and PFS Bancorp in December 2005. Since December 31, 2004, the Bank has grown from 10 offices, 138 employees, and $486.5 million in deposits to 16 offices, 198 employees, and $726.6 million in deposits as of December 31, 2005.

The provision for loan losses of $900,000 was the same for both periods. Approximately $907,000 in allowance for loan loss was obtained through the acquisition of PFS Bancorp. The Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the quarter ended December 31, 2005, the Bank sold approximately $5.4 million in classified and non-performing loans and recorded a $2.0 million charge to the allowance for loan loss related to such sales. At December 31, 2005, classified assets and nonperforming loans amounted to $32.7 million and $18.8 million, respectively, compared to $33.4 million and $20.7 million, respectively, at September 30, 2005. In addition, at December 31, 2005, the allowance for loan loss amounted to $13.4 million or 71.7% of total nonperforming loans and 1.6% of net loans compared to $13.7 million at September 30, 2005 or 66.3% of total nonperforming loans and 1.9% of net loans.

In light of the increasing interest rate environment, during the first quarter of fiscal 2006, the Company sold certain investment securities in order to (i) restructure a portion of its securities portfolio,
(ii) repay higher rate short-term advances and (iii) manage balance sheet growth. To implement this restructuring, the Company sold $108.9 million of investment securities, of which $108.4 million consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. The Company used a significant portion of such proceeds to repay $100.0 million of short-term advances with a weighted average rate of 4.27%. This restructuring was also undertaken to manage the Company's growth in light of the acquisition of PFS Bancorp in December 2005. Although the restructuring adversely impacted the Company's earnings for the period ended December 31, 2005, management believes such actions should improve the Company's net interest margin and net interest income in future periods.

At December 31, 2005, the Company's assets totaled $1.0 billion, an increase of $34.3 million, or 3.4%, compared to total assets at September 30, 2005. The increase in assets is primarily due to the merger completed in December, 2005 with PFS Bancorp, Inc. and its subsidiary, Peoples Federal Savings Bank along with an increase of $23.9 million in loans receivable, which was substantially offset by a decrease of $134.4 million in investment securities due to repayments and the sale of securities, as mentioned above. Goodwill and other intangible assets of approximately $14.0 million were recorded in the acquisition of PFS Bancorp in Southeast Indiana, which included $122.6 million in loans receivable, $1.0 million in fixed assets, and $88.7 million in deposits.

Shareholders' equity totaled $86.0 million or 8.3% of total assets at December 31, 2005, a decrease of $653,000, or 0.8% compared to the September 30, 2005 level. The decrease resulted primarily from dividends paid of $664,000 during the quarter and a $190,000 change in unrealized losses on available for sale securities, which were partially offset by net earnings of $87,000, the amortization effects of stock benefit plans totaling $94,000, and proceeds of $20,000 from the exercise of stock options.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally chartered savings bank with 16 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn, Switzerland, and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



                            # # # # # # # #

                       Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                (In thousands)



       ASSETS                                 December 31,   September 30,
                                                      2005            2005
                                               (unaudited)

Cash and cash equivalents                       $   21,558      $   17,061
Investment securities                               74,482         219,237
Loans receivable                                   851,270         704,714
Fixed assets                                        25,577          24,260
Goodwill and Other Intangibles                      20,282          11,771
Other assets                                        47,743          29,611
                                                 ---------       ---------
  Total assets                                  $1,040,912      $1,006,654
                                                 =========       =========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                        $  726,629      $  612,199
Borrowings                                         221,483         301,920
Other liabilities                                    6,753           5,835
                                                 ---------       ---------
  Total liabilities                                954,865         919,954

Shareholders' equity                                86,047          86,700
                                                 ---------       ---------
  Total liabilities and shareholders' equity    $1,040,912      $1,006,654
                                                 =========       =========



                       Peoples Community Bancorp, Inc.
              CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)


                                                         Unaudited
                                                     Three Months Ended
                                                        December 31,
                                                    2005           2004

Total interest income                             $14,402        $10,785

Total interest expense                              8,155          5,559
                                                   ------         ------
        Net interest income before
        provision for losses on loans               6,247          5,226
Provision for losses on loans                         900            900
                                                   ------         ------

        Net interest income after                   5,347          4,326
        provision for losses on loans                (764)           972
Other income

General, administrative and other expense           4,530          3,882
                                                   ------         ------

        Earnings before income taxes                   53          1,416

Federal income taxes                                  (34)           481
                                                   ------         ------
        NET EARNINGS                              $    87        $   935
                                                   ======         ======
        EARNINGS PER SHARE
          Basic                                   $  0.02        $  0.24
                                                   ======         ======
          Diluted                                 $  0.02        $  0.24
                                                   ======         ======